Exhibit 99.1

UFP Industries Announces Second Quarter 2026 Results

GRAND RAPIDS, MI (July 29, 2026) - UFP Industries, Inc. (Nasdaq: UFPI) a leading manufacturer focused on delivering value-added products across its Retail, Packaging, and Construction segments reported results for the second quarter 2026.

●Net Sales of $1.88 billion increased by 3 percent compared to $1.84 billion a year ago due to a 1 percent increase in organic units (excluding growth from acquisitions within the last 12 months) and a 2 percent increase due to acquisitions.
●Diluted earnings per share of $1.48 compared to $1.70 a year ago, and Net Earnings Attributable to Controlling Interests of $83 million compared to $101 million a year ago. Earnings were primarily impacted by higher freight costs while a weaker residential construction market was offset by improvements in other business units.
●Adjusted EBITDA1 was $154.5 million in the quarter, or 8.2 percent of net sales compared to $174.1 million, or 9.5 percent of net sales a year ago, as transportation costs increased by 1.6 percent as a percent of net sales.
●Cash flows from operating activities in the first six months of 2026 was $61 million. Cash used to invest in seasonal working capital requirements during the first six months totaled almost $170 million and is expected to be converted to cash by the beginning of the fourth quarter. Free cash flow1 of $198 million for the first six months of 2026 was used to repurchase nearly $142 million of our shares.

Will Schwartz, President and CEO of UFP Industries, commented, “As we’ve discussed in prior quarters, we are seeing stabilization across the majority of our portfolio, and we believe our second quarter results reflect the progress we have made to strengthen our business and structurally improve our operations. The business environment remains challenging with geopolitical tensions, a weak housing market, rising input costs, and most recently, elevated transportation costs. We are actively managing these short-term disruptions while investing in initiatives that will improve our margin profile and drive above-market growth over the long term. We remain focused on the factors under our control and we are on track to deliver the remaining $25 million or more from our initial $60 million cost out program by year end. We also continue to strengthen our core businesses through organic investments and strategic M&A, positioning the company for long-term growth and returns as markets recover.”

Schwartz continued, “Our balanced approach to our business has helped us navigate this uncertain environment while driving strong performance relative to market conditions. We continue to invest strategically by expanding geographically, improving operational efficiencies, and introducing innovative value-added products. To that point, the investments we’ve made to grow our Surestone products helped sales increase 37 percent from year ago levels, and our backlog remains robust. We also completed three acquisitions in the quarter that complement our core business and our M&A pipeline remains active. We will continue to make these investments in a targeted manner, while returning more of our free cash flow to shareholders through dividends and share repurchases. With $1.9 billion in liquidity at quarter end, we are confident in our ability to create shareholder value through prudent capital allocation.”

1 Represents a non-GAAP measurement; see the reconciliation of non-GAAP financial measures and related explanations below.

Exhibit 99.1

Second Quarter 2026 Highlights

UFP Consolidated

(In thousands)	Quarter Period			Year to Date
	2026	2025	% Change	2026	2025	% Change
Net sales	$1,882,937	$1,835,374	2.6%	$3,344,204	$3,430,893	(2.5)%
Net earnings	83,171	100,871	(17.5)	134,268	180,294	(25.5)
Net margin	4.4%	5.5%		4.0%	5.3%
Adjusted EBITDA	154,480	174,147	(11.3)	265,836	316,298	(16.0)
Adjusted EBITDA margin	8.2%	9.5%		7.9%	9.2%

Percentage change in net sales:
Organic units	1%			(3)%
Acquisitions	2			1
Selling prices	—			—
●	Net sales increased 3 percent in the quarter, driven primarily by acquisitions, as well as organic volume improvements in our Deckorators, Structural Packaging, Protective Packaging, Concrete Forming, and Commercial business units.
●	Freight costs as a percent of net sales have increased by 1.6 percent, or $27 million, net of fuel surcharges and price adjustments, compared to year ago levels. The increase was driven by higher market-based transportation rates as a result of tightening industry capacity and elevated fuel costs. Freight spot rates rose over 30 percent during the quarter, surpassing the rate of increase experienced during the COVID period, before stabilizing at an elevated level toward the end of the quarter. Industry-wide changes resulted in constrained carrier capacity, as smaller carriers have exited the market, which contributed to the higher rates.
●	New product sales were 8.4 percent of total net sales compared to 6.5 percent a year ago, highlighting continued progress in expanding the portfolio of higher value-added products.

UFP Retail

(In thousands)	Quarter Period			Year to Date
	2026	2025	% Change	2026	2025	% Change
Net sales	$818,743	$788,224	3.9%	$1,349,919	$1,395,607	(3.3)%
Net earnings	37,018	41,128	(10.0)	55,690	61,791	(9.9)
Net margin	4.5%	5.2%		4.1%	4.4%
Adjusted EBITDA	63,934	63,978	(0.1)	98,766	99,827	(1.1)
Adjusted EBITDA margin	7.8%	8.1%		7.3%	7.2%

Percentage change in net sales:
Organic units	(1)%			(6)%
Acquisitions	2			1
Selling prices	3			2
●	ProWood organic unit sales declined 1 percent in the quarter from year ago levels, reflecting weaker consumer sentiment amid continued macroeconomic and geopolitical uncertainty. However, there have been favorable impacts from volume since the first quarter of 2026, reflecting gradually improving demand.
●	Deckorators’ organic unit sales grew 9 percent in the quarter from year ago levels. Our Surestone decking sales increased 37 percent and our traditional wood plastic composite decking increased 85 percent, partially offset by railings which declined 17 percent, from the same quarter a year ago. Our current backlog of ordered but unshipped Surestone decking is approximately $30 million as we continue to make progress optimizing capacity. The MoistureShield acquisition contributed a 51 percent increase in wood plastic composite decking sales.
●	UFP Edge organic unit sales declined 17 percent due to the closure of the Bonner facilities at the end of 2025 and rationalizing the product portfolio to those that can achieve profitability targets.
●	Adjusted EBITDA was unchanged in the quarter from year ago levels primarily due to higher transportation costs that were $17 million higher than last year. In the quarter, we were able to offset these headwinds through improved gross profits in Prowood from more favorable lumber price trends, UFP Edge from the restructuring of this business unit, and Deckorators primarily from favorable increases in volume.

Exhibit 99.1

UFP Packaging

(In thousands)	Quarter Period			Year to Date
	2026	2025	% Change	2026	2025	% Change
Net sales	$458,245	$428,669	6.9%	$852,338	$838,677	1.6%
Net earnings	11,315	20,633	(45.2)	22,974	37,550	(38.8)
Net margin	2.5%	4.8%		2.7%	4.5%
Adjusted EBITDA	27,933	38,796	(28.0)	55,723	73,841	(24.5)
Adjusted EBITDA margin	6.1%	9.1%		6.5%	8.8%

Percentage change in net sales:
Organic units	4%			-%
Acquisitions	4			3
Selling prices	(1)			(1)
●	Structural Packaging organic unit sales grew 8 percent in the quarter compared to year ago levels.
●	PalletOne organic unit sales declined 3 percent in the quarter from year ago levels due to weaker demand, which was offset by a 12 percent contribution from acquisitions.
●	Protective Packaging organic unit sales increased 15 percent in the quarter from a year ago levels as a result of the Jeffersonville, Indiana facility, which became fully operational in the third quarter of 2025.
●	Adjusted EBITDA declined 28 percent in the quarter from year ago levels primarily due to higher transportation costs in each business unit, lower gross profits in PalletOne, and startup costs associated with new greenfield locations in Protective Packaging.

UFP Construction

(In thousands)	Quarter Period			Year to Date
	2026	2025	% Change	2026	2025	% Change
Net sales	$526,777	$551,590	(4.5)%	$992,290	$1,067,530	(7.0)%
Net earnings	19,631	27,563	(28.8)	31,354	49,507	(36.7)
Net margin	3.7%	5.0%		3.2%	4.6%
Adjusted EBITDA	36,045	45,480	(20.7)	61,732	82,790	(25.4)
Adjusted EBITDA margin	6.8%	8.2%		6.2%	7.8%

Percentage change in net sales:
Organic units	(2)%			(4)%
Acquisitions	1			1
Selling prices	(3)			(4)
●	Site Built organic unit sales declined 3 percent in the quarter from year ago levels reflecting softer demand driven by affordability challenges and economic uncertainty, which resulted in lower housing starts.
●	Factory Built organic unit sales declined 6 percent in the quarter from year ago levels due to the loss of lower margin commodity sales, partially offset by a 1 percent contribution from acquisitions. Industry production has declined by 8 percent.
●	Concrete Forming Solutions’ organic unit sales grew 6 percent in the quarter from year ago levels driven by market share gains associated with value-added product sales.
●	Commercial organic sales grew 11 percent in the quarter from year ago levels as overall demand has improved and as the business unit continues to gain market share.
●	Adjusted EBITDA declined 21 percent in the quarter from year ago levels primarily due to lower gross profits in Site Built from macroeconomic pressures and competitive pricing, partially offset by improved gross profits in Commercial and Concrete Forming.

Exhibit 99.1

Capital Structure, Leverage and Liquidity Information

UFP Industries maintains a strong balance sheet and as of June 27, 2026, had liquidity of approximately $1.9 billion consisting of over $597 million of Cash and cash equivalents and $1.3 billion of remaining availability under its revolving credit facility and a shelf agreement with certain lenders. The company’s return-focused approach to capital allocation includes the following:

●	Organic Growth. The company invests in organic growth opportunities when acquisition targets are not available at valuations that will allow us to meet or exceed targeted return rates. The company expects to invest approximately $175 million to $200 million on capital projects for the balance of 2026.
●	Acquisitions and Inorganic Growth. During the second quarter, the company closed three transactions, expanding production capacity and expanding its geographic reach in its core businesses.
On April 6, 2026, the company acquired the operating assets of the composite decking manufacturing facility of MoistureShield, Inc., a leading player in the growing wood plastic composite industry, for $55 million in cash. The acquisition expands our manufacturing capacity to meet the growing demand for our Deckorators product offering. In 2025, MoistureShield had sales of approximately $50 million.
On May 4, 2026, the company acquired the operating assets of John Rock, Inc., a leading manufacturer of new pallets, for $47 million in cash. In 2025, John Rock had sales of approximately $86 million.
On May 18, 2026, the company acquired the operating assets of Berry Pallets, Inc., a wood pallet manufacturer, for $20 million in cash. In 2025, Berry Pallets had sales of approximately $23 million.
●	Dividend Payments. On July 22, 2026, the Board declared a quarterly cash dividend of $0.36 per share. This dividend is payable on September 15, 2026, to shareholders of record on September 1, 2026. The per share cash dividend amount represents a 3% increase from the 2025 dividend rate. We continue to consider our payout ratio and yield when determining the appropriate dividend rate and have a long-term objective of increasing our dividend in line with our future earnings and free cash flow growth.
●	Share Repurchases. During the first six months of 2026, we repurchased a total of 1,669,770 shares for $141.8 million, at an average share price of $84.95. On May 29, 2026, our board authorized a new repurchase plan for up to $300 million worth of our shares through April 30, 2027. This authorization supersedes and replaces our prior authorizations. As of July 29, 2026, approximately $273 million remain available under this latest repurchase authorization.

2026 Outlook and Long-Term Targets

Our full year 2026 outlook remains unchanged. We continue to expect overall demand for the balance of the year to be toward the lower end of our prior guidance of flat to slightly down unit expectations in each of our segments based on our sales mix.  Input costs, primarily energy and transportation, are expected to remain elevated, and while we have mechanisms to offset these costs, we expect recovery to be gradual through the remainder of the year.  Demand tied to new residential construction is expected to remain challenging, while stabilization across most other end markets should partially offset that pressure. Despite these conditions, we believe we are positioned to perform better than our markets through share gains across our portfolio and continued execution of our cost-out program. In addition, initial stocking orders, upgraded manufacturing capacity, and expanded distribution are expected to support continued momentum in our Deckorators’ Surestone business.

The company’s long-term goals remain unchanged and include: 1) achieving 7-10 percent unit sales growth annually (including bolt-on acquisitions) with at least 10 percent of all sales coming from new products; 2) achieving 12.5 percent adjusted EBITDA margins; 3) earning an incremental return on new investments over our hurdle rate; and 4) maintaining a conservative capital structure.

Conference Call

UFP Industries will host a conference call on Thursday, July 30, 2026, to discuss these results and outlook. The conference call will begin at 10:00 a.m. Eastern Time and will be hosted by CEO Will Schwartz and CFO Michael Cole. Interested investors can access the webcast directly with this link (here). A replay of the call will be available through the UFP Investor Relations website at www.ufpinvestor.com for at least 90 days following the call.

Exhibit 99.1

UFP Industries, Inc.

UFP Industries, Inc. is a holding company whose operating subsidiaries – UFP Packaging, UFP Construction and UFP Retail – manufacture, distribute and sell a wide variety of value-added products used in residential and commercial construction, packaging and other industrial applications worldwide. Founded in 1955, the company is headquartered in Grand Rapids, Mich., with affiliates in North America, Europe, Asia and Australia. For more about UFP Industries, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in currency and inflation; fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; changes in tariffs, import/export regulations, and other trade policies; concentration of sales to customers; the success of vertical integration strategies; excess capacity or supply chain challenges; inbound and outbound transportation costs; alternatives to replace treated wood products; government regulations, particularly involving environmental and safety regulations; our ability to make successful business acquisitions; cybersecurity breaches; and potential pandemics. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

Non-GAAP Financial Information

This release includes certain financial information not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Management uses Adjusted EBITDA and Free cash flow, non-GAAP financial measures, in order to evaluate historical and ongoing operations. Management believes that these non-GAAP financial measures are useful in order to enable investors to perform meaningful comparisons of historical and current performance. Adjusted EBITDA and Free cash flow are intended to supplement and should be read together with the financial results. Adjusted EBITDA and Free cash flow should not be considered alternatives or substitutes for, and should not be considered superior to, the reported financial results. Accordingly, users of this financial information should not place undue reliance on the non-GAAP financial measures. See the table below for a reconciliation of Net earnings to Adjusted EBITDA and a reconciliation of Cash flow from operations to Free cash flow.

Adjusted EBITDA margin is a non-GAAP financial measure. In calculating adjusted EBITDA, we make certain adjustments, including for share-based compensation expense, net gains or losses on the disposition and impairment of assets, and impairment of intangible assets. The most directly comparable GAAP financial measure is net earnings as a percentage of net sales (net margin). For the six months ended June 27, 2026, our net margin was 4.0 percent, and our adjusted EBITDA margin, calculated as described above, was 7.9 percent. We have not provided a quantitative reconciliation of the forward-looking adjusted EBITDA margin target to the most directly comparable GAAP measure because certain reconciling items and certain discrete tax items cannot be reasonably predicted due to the long-term nature of this target and the inherent variability and uncertainty of such items. These items could individually or in the aggregate be significant to the difference between adjusted EBITDA margin and the comparable GAAP measure.

# # #

---------------AT THE COMPANY---------------

Stanley Elliott

Director of Investor Relations

(804) 337-8217

Exhibit 99.1

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND

COMPREHENSIVE INCOME (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED

JUNE 2026/2025

	Quarter Period				Year to Date
(In thousands, except per share data)	2026		2025		2026		2025
Net sales	$1,882,937	100.0%	$1,835,374	100.0%	$3,344,204	100.0%	$3,430,893	100.0%
Cost of sales	1,592,702	84.6	1,522,640	83.0	2,818,080	84.3	2,849,963	83.1
Gross profit	290,235	15.4	312,734	17.0	526,124	15.7	580,930	16.9

Operating expenses
Selling, general and administrative expenses	185,720	9.9	184,995	10.1	358,603	10.7	361,249	10.5
Net loss (gain) on disposition and impairments of assets	302	—	3,830	0.2	(1,350)	—	3,754	0.1
Other losses, net	797	—	818	—	1,374	—	584	—
Total operating expenses	186,819	9.9	189,643	10.3	358,627		365,587

Earnings from operations	103,416	5.5	123,091	6.7	167,497	5.0	215,343	6.3

Interest and other	(9,446)	(0.5)	(8,854)	(0.5)	(12,309)	(0.4)	(17,283)	(0.5)

Earnings before income taxes	112,862	6.0	131,945	7.2	179,806	5.4	232,626	6.8
Income taxes	29,691	1.6	31,074	1.7	45,538	1.4	52,332	1.5
Net earnings	83,171	4.4	100,871	5.5	134,268	4.0	180,294	5.3

Less net earnings attributable to noncontrolling interest	(299)	—	(137)	—	(622)	—	(807)	—

Net earnings attributable to controlling interest	$82,872	4.4	$100,734	5.5	$133,646	4.0	$179,487	5.2

Earnings per share - basic	$1.48		$1.70		$2.38		$2.99

Earnings per share - diluted	$1.48		$1.70		$2.37		$2.99

Comprehensive income	$82,922		$112,609		$133,116		$195,213

Less comprehensive income attributable to noncontrolling interest	(825)		(1,754)		(1,083)		(2,391)

Comprehensive income attributable to controlling interest	$82,097		$110,855		$132,033		$192,822

Exhibit 99.1

CONDENSED CONSOLIDATED STATEMENTS

OF EARNINGS BY SEGMENT (UNAUDITED)

FOR THE THREE MONTHS ENDED JUNE 2026/2025

	Quarter Period 2026
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net sales	$818,743	$458,245	$526,777	$76,927	$2,245	$1,882,937
Cost of sales	704,096	397,886	436,449	64,058	(9,787)	1,592,702
Gross profit	114,647	60,359	90,328	12,869	12,032	290,235
Selling, general and administrative expenses	62,717	45,580	63,930	10,088	3,405	185,720
Net loss (gain) on disposition and impairments of assets	1,780	106	37	74	(1,695)	302
Other losses, net	404	—	129	243	21	797
Earnings from operations	49,746	14,673	26,232	2,464	10,301	103,416
Interest and other	(368)	(818)	(397)	(5,413)	(2,450)	(9,446)
Earnings before income taxes	50,114	15,491	26,629	7,877	12,751	112,862
Income taxes	13,096	4,176	6,998	1,663	3,758	29,691
Net earnings	$37,018	$11,315	$19,631	$6,214	$8,993	$83,171

	Quarter Period 2025
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net sales	$788,224	$428,669	$551,590	$65,026	$1,865	$1,835,374
Cost of sales	674,484	358,087	451,401	51,789	(13,121)	1,522,640
Gross profit	113,740	70,582	100,189	13,237	14,986	312,734
Selling, general and administrative expenses	58,642	43,148	63,727	10,398	9,080	184,995
Net loss (gain) on disposition and impairments of assets	1,083	1,225	211	2,616	(1,305)	3,830
Other losses (gains), net	536	—	191	302	(211)	818
Earnings from operations	53,479	26,209	36,060	(79)	7,422	123,091
Interest and other	(54)	(795)	—	(2,512)	(5,493)	(8,854)
Earnings before income taxes	53,533	27,004	36,060	2,433	12,915	131,945
Income taxes	12,405	6,371	8,497	419	3,382	31,074
Net earnings	$41,128	$20,633	$27,563	$2,014	$9,533	$100,871

Exhibit 99.1

CONDENSED CONSOLIDATED STATEMENTS

OF EARNINGS BY SEGMENT (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 2026/2025

	Year to Date 2026
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net sales	$1,349,919	$852,338	$992,290	$145,432	$4,225	$3,344,204
Cost of sales	1,154,710	731,631	824,345	120,840	(13,446)	2,818,080
Gross profit	195,209	120,707	167,945	24,592	17,671	526,124
Selling, general and administrative expenses	118,763	90,783	125,756	19,066	4,235	358,603
Net loss (gain) on disposition and impairments of assets	1,848	(64)	50	75	(3,259)	(1,350)
Other losses, net	459	—	552	349	14	1,374
Earnings from operations	74,139	29,988	41,587	5,102	16,681	167,497
Interest and other	(438)	(778)	(400)	(7,233)	(3,460)	(12,309)
Earnings before income taxes	74,577	30,766	41,987	12,335	20,141	179,806
Income taxes	18,887	7,792	10,633	2,567	5,659	45,538
Net earnings	$55,690	$22,974	$31,354	$9,768	$14,482	$134,268

	Year to Date 2025
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net sales	$1,395,607	$838,677	$1,067,530	$125,324	$3,755	$3,430,893
Cost of sales	1,200,572	698,521	876,541	101,455	(27,126)	2,849,963
Gross profit	195,035	140,156	190,989	23,869	30,881	580,930
Selling, general and administrative expenses	113,997	90,917	126,511	18,860	10,964	361,249
Net loss (gain) on disposition and impairments of assets	1,107	1,257	331	2,616	(1,557)	3,754
Other losses (gains), net	318	—	271	248	(253)	584
Earnings from operations	79,613	47,982	63,876	2,145	21,727	215,343
Interest and other	(114)	(467)	(1)	(3,459)	(13,242)	(17,283)
Earnings before income taxes	79,727	48,449	63,877	5,604	34,969	232,626
Income taxes	17,936	10,899	14,370	1,088	8,039	52,332
Net earnings	$61,791	$37,550	$49,507	$4,516	$26,930	$180,294

Exhibit 99.1

RECONCILIATION OF NET EARNINGS TO

ADJUSTED EBITDA BY SEGMENT (UNAUDITED)

FOR THE THREE MONTHS ENDED JUNE 2026/2025

	Quarter Period 2026
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net earnings	$37,018	$11,315	$19,631	$6,214	$8,993	$83,171
Interest and other	(368)	(818)	(397)	(5,413)	(2,450)	(9,446)
Income taxes	13,096	4,176	6,998	1,663	3,758	29,691
Expenses associated with share-based compensation arrangements	1,582	1,745	2,462	117	1,092	6,998
Net loss (gain) on disposition and impairments of assets	1,780	106	(14)	74	(1,695)	251
Impairment of intangibles	—	—	51	—	—	51
Depreciation expense	9,907	9,308	6,640	853	11,573	38,281
Amortization of intangibles	919	2,101	674	1,673	116	5,483
Adjusted EBITDA	$63,934	$27,933	$36,045	$5,181	$21,387	$154,480

Net earnings as a percentage of net sales	4.5%	2.5%	3.7%	8.1%	*	4.4%

Adjusted EBITDA as a percentage of net sales	7.8%	6.1%	6.8%	6.7%	*	8.2%
* Not meaningful

	Quarter Period 2025
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net earnings	$41,128	$20,633	$27,563	$2,014	$9,533	$100,871
Interest and other	(54)	(795)	—	(2,512)	(5,493)	(8,854)
Income taxes	12,405	6,371	8,497	419	3,382	31,074
Expenses associated with share-based compensation arrangements	867	1,617	2,175	174	3,976	8,809
Net loss (gain) on disposition and impairments of assets	1,083	1,225	211	2,616	(1,305)	3,830
Gain from reduction of estimated earnout liability	—	(1,511)	—	—	—	(1,511)
Depreciation expense	7,592	9,090	6,330	1,109	9,879	34,000
Amortization of intangibles	957	2,166	704	1,671	430	5,928
Adjusted EBITDA	$63,978	$38,796	$45,480	$5,491	$20,402	$174,147

Net earnings as a percentage of net sales	5.2%	4.8%	5.0%	3.1%	*	5.5%

Adjusted EBITDA as a percentage of net sales	8.1%	9.1%	8.2%	8.4%	*	9.5%
* Not meaningful

Exhibit 99.1

RECONCILIATION OF NET EARNINGS TO

ADJUSTED EBITDA BY SEGMENT (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 2026/2025

	Year to Date 2026
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net earnings	$55,690	$22,974	$31,354	$9,768	$14,482	$134,268
Interest and other	(438)	(778)	(400)	(7,233)	(3,460)	(12,309)
Income taxes	18,887	7,792	10,633	2,567	5,659	45,538
Expenses associated with share-based compensation arrangements	3,360	3,971	5,332	229	2,578	15,470
Net loss (gain) on disposition and impairments of assets	1,848	(64)	(1)	75	(3,259)	(1,401)
Impairment of intangibles	—	—	51	—	—	51
Depreciation expense	17,664	17,624	13,414	1,863	22,801	73,366
Amortization of intangibles	1,755	4,204	1,349	3,313	232	10,853
Adjusted EBITDA	$98,766	$55,723	$61,732	$10,582	$39,033	$265,836

Net earnings as a percentage of net sales	4.1%	2.7%	3.2%	6.7%	*	4.0%

Adjusted EBITDA as a percentage of net sales	7.3%	6.5%	6.2%	7.3%	*	7.9%
* Not meaningful

	Year to Date 2025
(In thousands)	Retail	Packaging	Construction	All Other	Corporate	Total
Net earnings	$61,791	$37,550	$49,507	$4,516	$26,930	$180,294
Interest and other	(114)	(467)	(1)	(3,459)	(13,242)	(17,283)
Income taxes	17,936	10,899	14,370	1,088	8,039	52,332
Expenses associated with share-based compensation arrangements	2,291	3,781	5,000	438	8,860	20,370
Net loss (gain) on disposition and impairments of assets	1,107	1,257	331	2,616	(1,557)	3,754
Gain from reduction of estimated earnout liability	—	(1,511)	(344)	—	—	(1,855)
Depreciation expense	14,902	17,987	12,521	2,053	19,478	66,941
Amortization of intangibles	1,914	4,345	1,406	3,272	808	11,745
Adjusted EBITDA	$99,827	$73,841	$82,790	$10,524	$49,316	$316,298

Net earnings as a percentage of net sales	4.4%	4.5%	4.6%	3.6%	*	5.3%

Adjusted EBITDA as a percentage of net sales	7.2%	8.8%	7.8%	8.4%	*	9.2%
* Not meaningful

Exhibit 99.1

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

JUNE 2026/2025

(In thousands)
Assets	2026	2025	Liabilities and equity	2026	2025
Current assets			Current liabilities
Cash and cash equivalents	$597,263	$841,930	Accounts payable	$292,979	$258,784
Restricted cash	1,604	1,061	Accrued liabilities and other	259,004	257,212
Investments	46,330	32,021	Current portion of debt	5,493	5,122
Accounts receivable	731,092	687,332
Inventories	748,504	722,232	Total current liabilities	557,476	521,118
Other current assets	94,349	82,929
			Long-term debt and finance lease obligations	228,758	229,181
Total current assets	2,219,142	2,367,505	Other liabilities	258,702	173,373

Other assets	323,382	289,347	Temporary equity	485	5,253
Intangible assets, net	481,563	494,495
Property, plant and equipment, net	1,080,777	946,041	Shareholders' equity	3,059,443	3,168,463

Total assets	$4,104,864	$4,097,388	Total liabilities and equity	$4,104,864	$4,097,388

Exhibit 99.1

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED

JUNE 2026/2025

(In thousands)	2026	2025
Cash flows from operating activities:
Net earnings	$134,268	$180,294
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation	73,366	66,941
Amortization of intangibles	10,853	11,745
Expense associated with share-based and grant compensation arrangements	15,470	20,370
Deferred income taxes	(2,443)	(226)
Unrealized gain on investment and other	(4,036)	(654)
Impairment of investments	4,000	—
Equity in earnings of investee	(979)	(794)
Net (gain) loss on sale, disposition and impairment of assets	(1,401)	3,754
Impairment of intangibles	51	—
Gain from reduction of estimated earnout liability	—	(1,855)
Changes in:
Accounts receivable	(245,592)	(184,404)
Inventories	(2,324)	2,461
Accounts payable	86,514	32,887
Accrued liabilities and other	(7,102)	(17,381)
Net cash from operating activities	60,645	113,138

Cash flows used in investing activities:
Capital expenditures	(86,576)	(129,752)
Proceeds from sale of property, plant and equipment	11,711	3,694
Acquisitions and purchases of non-controlling interest, net of cash received	(122,008)	(15,706)
Purchases of investments	(19,825)	(16,873)
Proceeds from sale of investments	10,801	7,467
Other	1,862	1,591
Net cash used in investing activities	(204,035)	(149,579)

Cash flows used in financing activities:
Borrowings under revolving credit facilities	23,703	13,357
Repayments under revolving credit facilities	(19,033)	(12,814)
Contingent consideration payments and other	(1,939)	(221)
Proceeds from issuance of common stock	1,241	1,294
Dividends paid to shareholders	(40,390)	(41,978)
Distributions to noncontrolling interest	(1,082)	(285)
Purchase of remaining noncontrolling interest of subsidiary	(3,937)	—
Payments to taxing authorities in connection with shares directly withheld from employees	(1,391)	(9,560)
Repurchase of common stock	(140,457)	(251,933)
Other	52	(198)
Net cash used in financing activities	(183,233)	(302,338)

Effect of exchange rate changes on cash	419	2,176
Net change in cash and cash equivalents	(326,204)	(336,603)

All cash and cash equivalents, beginning of period	925,071	1,179,594

All cash and cash equivalents, end of period	$598,867	$842,991

Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents, beginning of period	$914,199	$1,171,828
Restricted cash, beginning of period	10,872	7,766
All cash and cash equivalents, beginning of period	$925,071	$1,179,594

Cash and cash equivalents, end of period	$597,263	$841,930
Restricted cash, end of period	1,604	1,061
All cash and cash equivalents, end of period	$598,867	$842,991

Exhibit 99.1

RECONCILIATION OF NET CASH FROM OPERATING

ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 2026/2025

(In thousands)	2026	2025
Net cash from operating activities	$60,645	$113,138
Increase in investment in net working capital	168,504	166,437
Maintenance capital expenditures(1)	(34,640)	(47,622)
Interest expense, net of taxes	3,458	4,173
Free cash flow	$197,967	$236,126

(1) Breakdown of Capital expenditures from the condensed consolidated statements of cash flows:
Maintenance capital expenditures	$34,640	$47,622
Expansionary and efficiency capital expenditures	51,936	82,130
Total Capital expenditures	$86,576	$129,752